UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   May 5, 2006

OPTION CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19878	36-3791193
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

485 Half Day Road, Suite 300
Buffalo Grove, Illinois	60089
(Address of Principal Executive Offices)	(Zip Code)

(847) 465-2100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2006, we entered into a Credit Agreement (the “Agreement”) and related Guaranty and Collateral Agreement with LaSalle Bank National Association, which will serve as Administrator, Collateral Agent and Arranger of a five-year, $35 million revolving credit facility created pursuant to the Agreement.

The Agreement provides for a commitment fee, calculated and paid quarterly on a sliding scale from 0.225% to 0.150%, based on the average daily unused portion of the credit facility. Depending on our level of borrowing under the credit facility and amount of other debt commitments as defined in the Agreement, Option Care may select interest rates ranging from LIBOR plus 1.00% to 1.75%, or the bank’s base rate plus 0% to 0.25%. The interest owed from borrowings under the credit facility is also calculated and paid quarterly.

We may elect to increase the available borrowings under the credit facility by a minimum of $20 million per election up to a maximum available credit of $100 million within the first two years of the Agreement. In addition, for a fee, Option Care may secure up to $2.5 million in letters of credit.

This Agreement requires us to meet certain financial covenants customary for transactions of this type, including maintenance of a minimum EBITDA and computation of a leverage ratio test measuring consolidated total debt to EBITDA. The Agreement also provides restrictions on the amount of payments that we may make annually in aggregate and individually for business acquisitions as well as on the total amount of payments we may make for the redemption or repayment of our 2.25% convertible senior notes due 2024. In addition to customary events of default, the Agreement provides that a change in control of our company would give rise to an event of default. Upon an event of default, loans and all other obligations under the credit agreement shall become immediately due and payable. Absent an event of default, Option Care is required to repay the outstanding loan balance upon expiration of the Agreement on May 5, 2011.

The obligations under the Agreement are secured by substantially all of the assets of Option Care and our subsidiaries pursuant to the Guaranty and Collateral Agreement, dated May 5, 2006, by and among Option Care, its subsidiaries and LaSalle Bank National Association (the “Guaranty Agreement”).

The foregoing summaries of the Agreement and the Guaranty Agreement do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Guaranty Agreement, which will be attached as exhibits to Option Care’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 Entry into a Material Definitive Agreement with respect to the Credit Agreement and the Guaranty and Collateral Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTION CARE, INC.

By:          /s/ Paul Mastrapa

Paul Mastrapa
Senior Vice President and

Chief Financial Officer

Dated:  May 10, 2006